Exhibit (4d)
L3HARRIS TECHNOLOGIES, INC.
2024 EQUITY INCENTIVE PLAN
1. Purpose of the Plan. The purpose of the L3Harris Technologies, Inc. 2024 Equity Incentive Plan is to promote the long-term growth and performance of the Company and thereby increase shareholder value by enabling grants of long-term incentive awards to officers, employees and directors. The Plan is intended to: (i) further align the interests of officers, employees and directors with those of the shareholders by providing incentive compensation opportunities which may be tied to the performance of the Common Stock and by encouraging Common Stock ownership by officers, employees, and directors; and (ii) assist in attracting, retaining and motivating selected individuals.
2. Definitions. Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:
“Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with, the Company, as determined by the Board Committee.
“Award” means a Cash-Based Unit, Deferred Unit, Option, Performance Share, Performance Unit, Restricted Share, Restricted Unit, Stock Appreciation Right, or other Share-Based Award granted under the Plan.
“Award Agreement” means any written or electronic agreement or other certificate, instrument, notice or document setting forth the terms and conditions of an Award granted to a Participant and includes any Cash-Based Unit Award Agreement, Deferred Unit Award Agreement, Option Agreement, Performance Share Award Agreement, Performance Unit Award Agreement, Restricted Share Award Agreement, Restricted Unit Award Agreement, and Stock Appreciation Right Agreement. The Board Committee may, but need not, require an Award Agreement to be signed or acknowledged by a Participant as a precondition to receiving or retaining an Award.
“Board” means the Board of Directors of the Company.
“Board Committee” means a committee of the Board designated by the Board to administer the Plan which shall be comprised solely of three or more Independent Directors, and which initially shall be the Compensation Committee of the Board.
“Cash-Based Unit” means an award denominated in units, granted pursuant to Section 5.1, where each unit is equal in value to $1.00 or such other value as is determined by the Board Committee.
“Cash-Based Unit Award Agreement” shall have the meaning set forth in Section 5.1.

“Cause” means, unless otherwise defined in an Award Agreement with respect to any Participant, either: (i) if such Participant is a party to an employment agreement with the Company or any Subsidiary or Affiliate (other than an executive change in control severance agreement) and such agreement defines “cause,” the definition contained therein; or (ii) if no such agreement exists, or if such agreement does not define “cause”: (A) a substantial and continuing failure or refusal by such Participant to perform the material duties of his or her position, or to perform specific directives from such Participant’s supervisor that are consistent with such Participant’s position (other than a failure resulting from such Participant’s disability); (B) any conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any Subsidiary or Affiliate; (C) deliberate, willful or gross negligence or misconduct with respect to the Company or any Subsidiary or Affiliate; (D) any act of fraud, dishonesty, embezzlement, theft or unethical business conduct by such Participant in connection with his or her duties or such Participant’s admission or conviction of, or plea of nolo contendere with respect to, a felony or any crime involving moral turpitude, fraud, dishonesty, embezzlement, theft or misrepresentation; or (E) willful violation by such Participant of a material policy that is generally applicable to all or similarly situated employees of the Company, a Subsidiary or an Affiliate, including the Company’s Code of Conduct. Determination of whether Cause exists shall be made by the Board Committee in the case of Employees that are also Executive Officers or by the Company’s management in its sole discretion in the case of Employees that are not Executive Officers.
“Change in Control” shall have the meaning set forth in Section 11.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock of the Company, $1.00 par value per share, or such other class of shares or securities as to which the Plan may be applicable pursuant to Section 3.2.
“Company” means L3Harris Technologies, Inc., a Delaware corporation, or any successor thereto.
“Deferred Unit” means an award denominated in units, granted pursuant to Section 10.1, where each unit is equal in value to one Share.
“Deferred Units Account” means a bookkeeping account in the name of a Non-Employee Director established pursuant to Section 10.1 to which Deferred Units are credited.
“Deferred Unit Award Agreement” shall have the meaning set forth in Section 10.1.
“Director” means a member of the Board.
“Dividend Equivalents” means, on any record date, the amount of cash or other distributions (but excluding any distributions of Common Stock or any extraordinary cash dividend that results in an adjustment pursuant to Section 3.2(b)) equal in value to the dividends or distribution payable on Shares as declared by the Board with respect to such dividend or distribution payment date.
“Employee” means any individual who is treated as an employee of the Company, any Subsidiary or any Affiliate in the personnel records of the Company or its Subsidiaries or Affiliates for the relevant period (including any officers or Executive Officers), but shall exclude individuals who are classified by the Company, any Subsidiary or any Affiliate as (i) leased or otherwise employed by a third party; (ii) independent contractors; or (iii) intermittent or temporary, in each case even if any such classification is changed retroactively as a result of an audit, litigation, or otherwise. Notwithstanding the foregoing, for purposes of Awards made pursuant to Section 12(b), the term “Employee” shall also include any person who provides services to the Company, any Subsidiary or any Affiliate that are equivalent to those typically provided by an employee.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Executive Officer” means any Participant the Board has designated as an executive officer of the Company for purposes of reporting under Section 16 of the Exchange Act.
“Fair Market Value” means, as of any particular date, the fair market value of a Share on such date as determined by the Board Committee, which for purposes of determining the Option Price of an Option or the base price of a Stock Appreciation Right shall be determined in accordance with Section 409A. Unless otherwise determined by the Board Committee, the fair market value of a Share shall be the closing price per Share as reported on the New York Stock Exchange consolidated transaction reporting system on the applicable date or, if no such closing price is available on such date, on the preceding day upon which such closing price is available.
“Full-Value Awards” means Awards that result in the Company transferring the full value of any underlying Share granted pursuant to an Award. Full-Value Awards will include all Cash-Based Units, Deferred Units, Performance Shares, Performance Units, Restricted Shares, Restricted Units, and all other Share-Based Awards, but will not include Options or SARs.
“Grant Date” means the date on which the grant of an Award is made by the Board Committee, or such later date as the Board Committee may specify to be the effective date of an Award.
“Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
“Independent Director” means a Director who is not an Employee and who is intended to qualify as (i) a “non-employee director” under Rule 16b-3(b)(3) under the Exchange Act and (ii) an “independent director” under the rules and listing standards adopted by the New York Stock Exchange or any other exchange upon which the Common Stock is listed for trading.
“Non-Employee Director” means a Director who is not an Employee.

“Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.
“Option” means an option to purchase Shares granted pursuant to Section 7.1. Options granted under the Plan may be Incentive Stock Options or Non-Qualified Stock Options.
“Option Agreement” shall have the meaning set forth in Section 7.1.
“Option Price” means the purchase price of each Share underlying an Option.
“Participant” means any Employee or Non-Employee Director holding an outstanding Award.
“Performance Objectives” means the performance objectives established pursuant to the Plan for Participants who have received Awards that are subject to the achievement of performance objectives. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, Affiliate, segment, sector, division, business unit, department, geography or function with the Company in which the Participant is employed or any combination of the foregoing. Performance Objectives may be measured on an absolute or relative basis (for example, relative to a group of peer companies or a financial market index). Performance Objectives may be based on one or more, or a combination, of any performance criteria, including without limitation, any of the following: return on equity; earnings per diluted share; earnings per share growth; total earnings; earnings growth; return on capital; return on invested capital; return on assets; return on sales; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; revenue; revenue growth; expenses; gross margin; return on investment; increase in the fair market value of shares; share price (including, but not limited to, growth measures and total shareholder return); operating profit; net earnings; profit margin; new product introductions; business efficiency measures; sustainability, including energy or materials utilization; cash flow (including, but not limited to, operating cash flow and free cash flow); inventory turns; financial return ratios; market share; earnings measures/ratios; economic value added; working capital metrics or other balance sheet measurements (such as receivable turnover); internal rate of return; customer satisfaction surveys; synergies and run-rate synergies; operating ratios; borrowing levels, leverage ratios or credit ratings; acquisitions or divestitures; recapitalizations; overhead or expense containment or reduction; productivity; or any other types or categories of Performance Objective as the Board Committee shall determine, including categories involving individual performance and subjective targets. Performance Objectives may be applied on a pre- or post-tax basis. The Board Committee shall strive to establish in writing the Performance Objectives and any related formula or matrix not later than ninety (90) calendar days after the beginning of the Performance Period and may adjust any Performance Objectives in accordance with Section 13.6.
“Performance Period” means the period of time established by the Board Committee for achievement of Performance Objectives under Section 5.1, in each case subject to Section 3.3.

“Performance Share” means an award granted pursuant to Section 5.1 of actual Shares issued to a Participant as of the applicable Grant Date that is evidenced by book-entry registration, a certificate in the name of the Participant or credited to an account for the benefit of the Participant maintained by the Company’s stock plan administrator or a brokerage firm performing such function.
“Performance Share Award Agreement” shall have the meaning set forth in Section 5.1.
“Performance Unit” means an award, denominated in units, granted pursuant to Section 5.1, where each unit is equal in value to one Share.
“Performance Unit Award Agreement” shall have the meaning set forth in Section 5.1.
“Permitted Transferees” shall have the meaning set forth in Section 13.5.
“Plan” means this L3Harris Technologies, Inc. 2024 Equity Incentive Plan, as amended from time to time.
“Plan Effective Date” shall have the meaning set forth in Section 13.17(a).
“Predecessor Plans” means the Harris Corporation 2005 Equity Incentive Plan (as amended and restated effective August 27, 2010) and the L3Harris Technologies, Inc. 2015 Equity Incentive Plan (as amended and restated effective August 28, 2020), as in effect on the Plan Effective Date.
“Restricted Share” means an award granted pursuant to Section 6.1 of actual Shares issued to a Participant as of the applicable Grant Date that is evidenced by book-entry registration, a certificate in the name of the Participant or credited to an account for the benefit of the Participant maintained by the Company’s stock plan administrator or a brokerage firm performing such function.
“Restricted Share Award Agreement” shall have the meaning set forth in Section 6.1.
“Restricted Unit” means an award, denominated in units, granted pursuant to Section 6.1, where each unit is equal in value to one Share.
“Restricted Unit Award Agreement” shall have the meaning set forth in Section 6.1.
“Restriction Period” means the period of time specified in an Award Agreement during which certain restrictions as to vesting and as to the sale, transfer, assignment, pledge, encumbrance or other disposition of Restricted Shares or Restricted Units awarded under the Plan remain in effect under Section 6.1, in each case subject to Section 3.3.
“Section 409A” means Section 409A of the Code and the regulations promulgated thereunder, as amended.

“Share-Based Award” means any award granted under Section 9.
“Share Change” shall have the meaning set forth in Section 3.2.
“Shares” means shares of Common Stock, subject to adjustments made under Section 3.2 or by operation of law.
“Stock Appreciation Right” or “SAR” means the right to receive a cash payment and/or Shares from the Company equal in value to the excess of the Fair Market Value of a stated number of Shares at the exercise date over a fixed price for such number of Shares as of the Grant Date, which right is granted pursuant to Section 8.1.
“Stock Appreciation Right Agreement” shall have the meaning set forth in Section 8.1.
“Subsidiary” means any entity of which the Company owns or controls, either directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors or of comparable equity participation and voting power; provided that in the case of an Incentive Stock Option, “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
“Substitute Awards” means Awards granted in assumption of, or in substitution or exchange for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines. Any such assumption, substitution or exchange shall occur in compliance with the requirements of Section 409A (to the extent applicable thereto), including without limitation, with respect to Options and SARs, the requirements of Treasury Regulation §1.409A-1(b)(5)(v)(D).
3. Shares Subject to Plan.
3.1 Shares Available for Awards.
(a) Maximum Share Limitations. Subject to adjustment as provided in Section 3.2, the maximum aggregate number of Shares that may be issued or delivered under the Plan shall not exceed the sum of (i) Ten Million Three Hundred Thousand (10,300,000) Shares and (ii) the number of Shares available for grant under the Predecessor Plans as of the Plan Effective Date. Any Shares underlying Full-Value Awards that are issued or delivered under the Plan shall be counted against the Share limit set forth in the prior sentence as 3.77 Shares for every one Share subject to such Full-Value Award. To the extent that a Share that was subject to an Award that counted as 3.77 Shares against the Plan reserve pursuant to the preceding sentence becomes again available for grant under the Plan as set forth in Section 3.1(b), the Plan reserve shall be credited with 3.77 Shares. Subject to adjustment pursuant to Section 3.2, no more than Ten Million Three Hundred Thousand (10,300,000) Shares shall be available for issuance pursuant to Incentive Stock Options under the Plan. Shares to be issued or delivered pursuant to the Plan may be authorized and unissued Shares, treasury Shares, or any combination thereof.

(b) Forfeitures, Terminations and Cash-Outs. In addition to the Shares authorized in Section 3.1(a), to the extent any Shares under the Predecessor Plans are forfeited, or any award under a Predecessor Plan otherwise terminates without the issuance of some or all of the Shares underlying the award to a participant or if any option or stock appreciation right under such Predecessor Plan terminates without having been exercised in full, the Shares underlying such award, to the extent of any such forfeiture or termination, shall be available for future grant under the Plan and credited toward the Plan limit. Further, for the avoidance of doubt, to the extent any Cash-Based Units, Deferred Units, Performance Shares, Performance Units, Restricted Shares, Restricted Units or Share-Based Awards subject to an Award hereunder are forfeited, or any such Award otherwise terminates without the issuance or delivery of some or all of the Shares underlying the Award to a Participant, or if any Option or SAR terminates without having been exercised in full, the Shares underlying such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan. If the benefit provided by any Award granted under the Plan is (or can only be) paid in cash, any Shares that were (or are) covered by that Award shall again be available for grant under the Plan.
(c) Limitations on Reissuance of Shares. Shares that are tendered, whether by physical delivery or by attestation, to the Company by a Participant, or withheld by the Company, in each case as full or partial payment of the exercise or purchase price of any Award or in payment of any applicable withholding for Federal, state, city, local, or foreign taxes incurred in connection with the exercise or earning of any Award under the Plan or under a Predecessor Plan will not become available for future grants under the Plan. With respect to Stock Appreciation Rights, when a Stock Appreciation Right is exercised and settled in Shares, all the Shares subject to such Stock Appreciation Right shall be counted against the Shares available for issuance under the Plan as one Share for every one Share subject thereto, regardless of the number of Shares used to settle the SAR upon exercise. In addition, Shares repurchased by the Company on the open market with the proceeds from exercises of Options shall not increase the number of Shares that may be issued or delivered under the Plan.
(d) Substitute Awards. Shares or Awards issued by the Company through the assumption or substitution of outstanding grants from a corporation or entity acquired by or combined with the Company shall not reduce the Shares available for Awards under the Plan.
3.2 Adjustments.
(a) Adjustment to Common Stock. In the event of a stock dividend, stock split, reverse stock split, share combination or similar events, altering the value of a Share, or the number of Shares outstanding (each, a “Share Change”), the maximum aggregate number of Shares that may be issued and delivered under the Plan, the maximum Award limitations set forth in the Plan, the number of Shares subject to outstanding Awards and the Option Price, base price, Performance Objectives and other relevant provisions of the Plan and outstanding Awards shall be proportionately and automatically adjusted as necessary to reflect the Share Change and to preserve the value of the Awards. Such adjustment shall be made by the Board Committee or the Board, whose determination in that respect shall be final, binding and conclusive. Any adjustment pursuant to this Section 3.2(a) shall be made in compliance with the requirements of ASC 718 and Section 409A (to the extent applicable thereto), including without limitation, with respect to Options and SARs, the requirements of Treasury Regulation §1.409A-1(b)(5)(v)(D).
(b) Reorganizations, Mergers, Etc. Subject to Section 12, the maximum aggregate number of Shares that may be issued and delivered under the Plan, the maximum Award limitations set forth in the Plan, the number of Shares subject to outstanding Awards and the Option Price, base price, Performance Objectives and other relevant provisions of the Plan and outstanding Awards shall be adjusted by the Board Committee or the Board, in its discretion, to reflect a change in the capitalization of the Company, including but not limited to, a recapitalization, repurchase, rights offering, reorganization, merger, consolidation, combination, exchange of shares, split-off, spin-off, spin-out, extraordinary cash dividend, or other distribution of assets to shareholders or other similar corporate transaction or event. To the extent deemed equitable and appropriate by the Board, subject to any required action by shareholders, in any merger, consolidation or reorganization, liquidation, or dissolution, any Award shall pertain to the securities or other property which a holder of the number of Shares subject to the Award would have been entitled to receive in connection with such event. Moreover, in the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced. Any adjustment or substitution pursuant to this Section 3.2(b) shall be made in compliance with the requirements of Section 409A (to the extent applicable thereto), including without limitation, with respect to Options and SARs, the requirements of Treasury Regulation §1.409A-1(b)(5)(v)(D).
3.3 Minimum Vesting Conditions. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan shall vest or be paid out no earlier than the first anniversary of the date on which the award is granted, and the Performance Period for Awards of Performance Shares, Performance Units and Cash-Based Units shall be not less than one-year; provided that the following awards shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards, (ii) Shares delivered in lieu of fully vested cash obligations, (iii) Awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting and (iv) any additional awards the Board or Board Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 3.1(a) (subject to adjustment under Section 3.2); and, provided further, that the foregoing restrictions do not apply to the Board’s or Board Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability, termination of employment or upon a Change in Control pursuant to Section 11.2, in the terms of the Award Agreement or otherwise.
4. Administration of Plan; Eligibility.

4.1 Administration by the Board and Board Committee.
(a) Powers of Board Committee; Discretion. The Plan shall be administered by the Board Committee. Subject to the terms of the Plan, the Board Committee shall have such powers and authority as may be necessary or appropriate for the Board Committee to carry out its functions as described in the Plan. The Board Committee shall have the authority in its discretion to determine: (i) which individuals shall receive Awards, (ii) the types of Awards to be made under the Plan, (iii) the number of Shares underlying Awards or amount of cash, in the case of Cash-Based Units, (iv) the other terms and conditions of such Awards, including the Option Price, exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, and the Performance Objectives, targets and weightings applicable to an Award, and (v) whether the Performance Objectives have been achieved. Determinations by the Board Committee under the Plan, including, without limitation, determinations of the Participants, the form, amount, and timing of Awards, and the terms and provisions of Awards and the Award Agreements evidencing Awards, need not be uniform and may be made selectively among Participants and individuals who receive or are eligible to receive Awards. The Board Committee shall have the full power, discretion and authority, consistent with the terms of the Plan, to interpret the Plan and the Award Agreements, to establish, amend, suspend and rescind any rules and regulations relating to the Plan, to prescribe the form of any Award Agreement or instrument executed in connection herewith, and to make all other determinations that it deems necessary or advisable for the administration of the Plan. The Board Committee may impose conditions with respect to an Award, such as limiting solicitation of employees or former employees or limiting competitive employment or other activities. The Board Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award or Award Agreement in the manner and to the extent it shall deem desirable to carry it into effect. All such interpretations, rules, regulations, determinations and corrections shall be final, conclusive and binding on all persons (including the Company and Participants) and for all purposes. Notwithstanding anything in the Plan to the contrary, the Board Committee designated by the Board to administer the Plan may be different for purposes of administering Awards made to Employees and Awards made to Non-Employee Directors.
(b) Board Authority. If the Board Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Board Committee, subject to applicable law or the listing requirements of the New York Stock Exchange or any other exchange upon which the Common Stock is listed for trading.
(c) Delegation. The Board Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Board Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to the requirements of Section 157(c) of the Delaware General Corporation Law (or any successor provision) and such other limitations as the Board Committee shall determine. The Board Committee may also, either concurrently or otherwise, delegate all or any portion of such authority to a committee of the Board consisting of or including any one or more Directors who also serve as officers of the Company. In no event shall any such delegation of authority be permitted (i) with respect to Awards to any Director or Executive Officer (or any other Participant subject to reporting under Section 16 of the Exchange Act) or (ii) to any person with respect to any Award granted to the person to whom such authority is delegated (other than in the case of one or more Non-Employee Directors being delegated authority with respect to Awards with the same terms and conditions granted to all Non-Employee Directors). The Board Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. In the event that the Board Committee’s authority is delegated to officers or employees in accordance with the foregoing, all references in the Plan relating to the Board Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Board Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Board Committee and shall be deemed for all purposes of the Plan to have been taken by the Board Committee.
(d) Limitation on Liability. No member of the Board or Board Committee nor any officer or employee delegated authority by the Board Committee pursuant to Section 4.1(c), shall be liable for any action or determination made in good faith by the Board, the Board Committee or such officer or employee with respect to the Plan or any Award.
4.2 Eligibility. All Employees and Non-Employee Directors are eligible to be designated by the Board Committee to receive Awards and become Participants under the Plan, including, if and to the extent the Board Committee, in its sole discretion, shall determine, during any periods during which a Participant is on a leave of absence; provided, however, that only Non-Employee Directors are eligible to receive Deferred Units under Section 10 and, if Section 10 is effective, all Non-Employee Directors are eligible to receive such Deferred Units without regard to whether the Board Committee has designated a Non-Employee Director as eligible to receive Deferred Units; and provided further, that an employee of an Affiliate shall be designated by the Board Committee as a recipient of an Option or SAR only if Common Stock qualifies, with respect to such recipient, as “service recipient stock” within the meaning set forth in Section 409A. Except as provided otherwise in an Award Agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary or an Affiliate and references to employment shall include service as a Non-Employee Director. In selecting Employees and Non-Employee Directors to be Participants and in determining the type, amount and terms and conditions of Awards to be granted under the Plan, the Board Committee shall consider any and all factors that it deems relevant or appropriate.
5. Awards of Performance Shares, Performance Units and Cash-Based Units.
5.1 Awards. Awards of Performance Shares, Performance Units and Cash-Based Units may be granted, from time to time, to such Employees and Non-Employee Directors as may be selected by the Board Committee. Except as provided in Section 11 or as otherwise provided or determined by the Board Committee, the release of Performance Shares or the payment or settlement of Performance Units or Cash-Based Units, as applicable, to the Participant granted the applicable Awards shall be contingent on (i) the degree of attainment of the applicable Performance Objectives during the Performance Period as shall be determined by the Board Committee, (ii) the expiration of the Performance Period, and (iii) such other terms and conditions as set forth in the applicable Award Agreement. Each Award under this Section 5.1 of Performance Shares shall be evidenced by an Award Agreement (“Performance Share Award Agreement”), each Award under this Section 5.1 of Performance Units shall be evidenced by an Award Agreement (“Performance Unit Award Agreement”), and each Award under this Section 5.1 of Cash-Based Units shall be evidenced by an Award Agreement (“Cash-Based Unit Award Agreement”), which shall specify or confirm the applicable Performance Objectives, the Performance Period, forfeiture conditions and such other terms and conditions as the Board Committee shall determine. The Board Committee may determine performance levels pursuant to which the number of Performance Shares, Performance Units, or Cash-Based Units earned may be less than, equal to, or greater than, the target number of Performance Shares, Performance Units, or Cash-Based Units awarded based on the Performance Objectives stated in the Award.
5.2 Payouts.
(a) Performance Shares. An Award of Performance Shares that has been earned shall immediately become nonforfeitable and the Shares underlying such Award of Performance Shares shall be released by the Company to the Participant without restrictions on transfer. The Shares released by the Company hereunder may, at the Company’s option, be either (i) evidenced by a certificate registered in the name of the Participant or his or her designee; (ii) credited to a book-entry account for the benefit of the Participant maintained by the Company’s stock transfer agent or its designee; (iii) or credited to an account for the benefit of the Participant maintained by the Company’s stock plan administrator or a brokerage firm performing such function.
(b) Performance Units and Cash-Based Units. An Award of Performance Units or Cash-Based Units shall become payable to a Participant at the time or times determined by the Board Committee and set forth in the Performance Unit Award Agreement or the Cash-Based Unit Award Agreement, as the case may be. Payouts in respect of an Award of Performance Units or Cash-Based Units may be made, at the discretion of the Board Committee, in Shares or in cash, or in a combination thereof. Any cash payout in respect of an Award of Performance Units shall be made based on the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Board Committee. Any payout in Shares in respect of an Award of Cash-Based Units shall be made based on the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Board Committee.
5.3 Rights as Shareholders.

(a) Performance Shares - Voting. Subject to the provisions of the applicable Performance Share Award Agreement and unless otherwise provided or determined by the Board Committee, during the Performance Period, Participants may exercise full voting rights with respect to Shares underlying Awards of Performance Shares granted under Section 5.1 hereof.
(b) Performance Units and Cash-Based Units. Subject to the provisions of the applicable Performance Unit Award Agreement or Cash-Based Unit Award Agreement and unless otherwise provided or determined by the Board Committee, Participants shall not have any rights as a shareholder with respect to Shares underlying Awards of Performance Units or Cash-Based Units until such time, if any, as any underlying Shares are actually issued to the Participant, which may, at the option of the Company be either (i) evidenced by delivery of a certificate registered in the name of the Participant or his or her designee; (ii) credited to a book-entry account for the benefit of the Participant maintained by the Company’s stock transfer agent or its designee; (iii) or credited to an account for the benefit of the Participant maintained by the Company’s stock plan administrator or a brokerage firm performing such function.
(c) Dividends and Dividend Equivalents. No dividends or Dividend Equivalents shall be paid on outstanding unvested or unearned Performance Shares or Performance Units. However, the Board Committee may specify that Performance Shares or Performance Units will accrue dividends or Dividend Equivalents in an amount equal to the cash dividends or other distributions, if any, which are paid with respect to issued and outstanding Shares during the Performance Period. If dividends or Dividend Equivalents are to accrue in respect of Performance Shares or Performance Units, the dividends or Dividend Equivalents will, as determined by the Board Committee, be paid in cash or Shares at the time of release of such Performance Shares and at the time of payout of such Performance Units. Dividends or Dividend Equivalents will, in such case, be paid with respect to all Performance Shares that have vested and been released or Performance Units that are paid out. No dividends or Dividend Equivalents will be paid on Performance Shares or Performance Units that are forfeited or cancelled. The Board Committee may also specify that dividends or Dividend Equivalents will be deemed to be reinvested in Common Stock. Dividends or Dividend Equivalents which are deemed reinvested in Common Stock will be converted into additional Performance Shares or Performance Units and release and payout of the Performance Shares or Performance Units shall include the value of such additional Performance Shares or Performance Units. No interest shall be paid on a dividend or Dividend Equivalent or any part thereof.
5.4 Termination of Employment or Service. If a Participant ceases to be an Employee or a Non-Employee Director, the number of Performance Shares or Performance Units (and in each case, accrued dividends or Dividend Equivalents thereon), if any, to which the Participant shall be entitled, and the number of Cash-Based Units, if any, to which the Participant shall be entitled, shall be determined in accordance with the applicable Award Agreement; provided, however, that in the case of an involuntary termination for Cause, any outstanding Awards of Performance Shares or Performance Units or Cash-Based Units shall be forfeited and cancelled. All remaining Performance Shares, Performance Units or Cash-Based Units as to which the Participant may not be entitled, as well as any accrued dividends or Dividend Equivalents on such Performance Shares or Performance Units, shall be forfeited, subject to such exceptions, if any, authorized by the Board Committee.
5.5 Transfer of Employment. If a Participant transfers employment from one business unit of the Company or any of its Subsidiaries or Affiliates to another business unit during a Performance Period, such Participant shall be eligible to receive such number of Performance Shares, Performance Units or Cash-Based Units, as well as any accrued dividends or Dividend Equivalents, as the Board Committee may determine based upon such factors as the Board Committee in its sole discretion may deem appropriate.
6. Awards of Restricted Shares and Restricted Units.
6.1 Awards. Awards of Restricted Shares and Restricted Units, subject to such Restriction Period and such other restrictions as to vesting and otherwise as the Board Committee shall determine, may be granted, from time to time, to such Employees and Non-Employee Directors as may be selected by the Board Committee. In addition to the provisions of Section 11 applicable to a Change in Control, to the extent permitted by Section 409A, the Board Committee may, in its sole discretion at the time of the grant of the Award of Restricted Shares or Restricted Units or at any time thereafter, provide for the early vesting of such Award prior to the expiration of the Restriction Period. Each Award under this Section 6.1 of Restricted Shares shall be evidenced by an Award Agreement (“Restricted Share Award Agreement”), and each Award under this Section 6.1 of Restricted Units shall be evidenced by an Award Agreement (“Restricted Unit Award Agreement”), which shall specify the vesting schedule, any rights of acceleration, any forfeiture conditions, and such other terms and conditions as the Board Committee shall determine.
6.2 Payouts.
(a) Restricted Shares. Upon expiration of the Restriction Period and satisfaction of any other terms or conditions and as set forth in the Restricted Share Award Agreement, an Award of Restricted Shares shall immediately become nonforfeitable and the Shares underlying such Award of Restricted Shares shall be released by the Company to the Participant without restrictions on transfer. The Shares released by the Company hereunder may at the Company’s option be either (i) evidenced by a certificate registered in the name of the Participant or his or her designee; (ii) credited to a book-entry account for the benefit of the Participant maintained by the Company’s stock transfer agent or its designee; (iii) or credited to an account for the benefit of the Participant maintained by the Company’s stock plan administrator or a brokerage firm performing such function.
(b) Restricted Units. An Award of Restricted Units shall become payable to a Participant at the time or times determined by the Board Committee and set forth in the Restricted Unit Award Agreement. Payouts in respect of Awards of Restricted Units may be made, at the discretion of the Board Committee, in Shares or in cash, or in a combination thereof. Any cash payout in respect of an Award of Restricted Units shall be made based on the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Board Committee.
6.3 Rights as Shareholders.
(a) Restricted Shares- Voting. Subject to the provisions of the applicable Restricted Share Award Agreement and unless otherwise provided or determined by the Board Committee, during the Restriction Period, Participants may exercise full voting rights with respect to all Shares underlying Awards of Restricted Shares granted under Section 6.1 hereof.
(b) Restricted Units. Subject to the provisions of the applicable Restricted Unit Award Agreement and unless otherwise provided or determined by the Board Committee, Participants shall not have any rights as a shareholder with respect to Shares underlying Awards of Restricted Units until such time, if any, as the underlying Shares are actually issued to the Participant, which may, at the option of the Company be either (i) evidenced by delivery of a certificate registered in the name of the Participant or his or her designee; (ii) credited to a book-entry account for the benefit of the Participant maintained by the Company’s stock transfer agent or its designee; (iii) or credited to an account for the benefit of the Participant maintained by the Company’s stock plan administrator or a brokerage firm performing such function.
(c) Dividends and Dividend Equivalents. No dividends or Dividend Equivalents shall be paid on outstanding unvested or unearned Restricted Shares or Restricted Units. However, the Board Committee may specify that Restricted Shares or Restricted Units will accrue dividends or Dividend Equivalents in an amount equal to the cash dividends or other distribution, if any, which are paid with respect to issued and outstanding Shares during the Restriction Period. If dividends or Dividend Equivalents are to accrue in respect of Restricted Shares or Restricted Units, the dividends or Dividend Equivalents will, as determined by the Board Committee, be paid in cash or Shares at the time of release of such Restricted Shares and at the time of payout of such Restricted Units. Dividends or Dividend Equivalents will, in such case, be paid with respect to all Restricted Shares that have vested and been released or Restricted Units that are paid out. No dividends or Dividend Equivalents will be paid on Restricted Shares or Restricted Units that are forfeited or cancelled. The Board Committee may also specify that dividends or Dividend Equivalents will be deemed to be reinvested in Common Stock. Dividends or Dividend Equivalents which are deemed reinvested in Common Stock will be converted into additional Restricted Shares or Restricted Units and release and payout of the Restricted Shares or Restricted Units shall include the value of such additional Restricted Shares or Restricted Units. No interest shall be paid on a dividend or Dividend Equivalent or any part thereof.
6.4 Termination of Employment or Service. If a Participant ceases to be an Employee or a Non-Employee Director, the number of Shares underlying an Award of Restricted Shares or Restricted Units (and in each case, accrued Dividend Equivalents thereon), if any, to which the Participant shall be entitled shall be determined in accordance with the applicable Award Agreement; provided, however, that in the case of an involuntary termination for Cause, any outstanding Awards of Restricted Shares or Restricted Units shall be forfeited and cancelled. All remaining Shares underlying an Award of Restricted Shares or Restricted Units as to which restrictions apply at the date of termination of employment or service, as well as any accrued dividends or Dividend Equivalents on such Restricted Shares or Restricted Units, shall be forfeited, subject to such exceptions, if any, authorized by the Board Committee.
7. Stock Options.
7.1 Option Grants. Options may be granted, from time to time, to such Employees and Non-Employee Directors as may be selected by the Board Committee. The Option Price shall be determined by the Board Committee effective on the Grant Date; provided, however, that except in the case of Substitute Awards, such price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. The number of Shares subject to an Option granted to a Participant, the term of such Option, and any other terms and conditions of such Option granted hereunder shall be determined by the Board Committee, in its sole discretion, effective on the Grant Date; provided, however, that no Option shall be exercisable any later than ten (10) years from the Grant Date. Each Option shall be evidenced by an Award Agreement (“Option Agreement”), which shall specify the type of Option granted, the Option Price, the term of the Option, the number of Shares subject to the Option, the conditions upon which the Option becomes exercisable and such other terms and conditions as the Board Committee shall determine.
7.2 Payment of Option Price; Cashless Exercise. No Shares shall be issued upon exercise of an Option until full payment of the aggregate Option Price for such Shares by the Participant. Upon exercise, the Option Price may be paid by: (i) delivery of cash and/or Shares (whether actually delivered or through attestation) having a Fair Market Value equal to such aggregate Option Price; (ii) if permitted by the Board Committee, by directing the Company to retain all or a portion of the Shares otherwise issuable to the Participant under the Plan pursuant to such exercise having a Fair Market Value equal to such aggregate Option Price; or (iii) if permitted by the Board Committee, a cash payment by a broker acceptable to the Company to whom the Participant has submitted an irrevocable notice of exercise. To the extent permitted by applicable law, if permitted by the Board Committee, a grant may provide for the payment of such aggregate Option Price from the proceeds of sale through a broker on the date of exercise of some or all of the Shares to which the exercise relates. In such case, the Company shall have received a properly executed or acknowledged exercise notice, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds to pay such aggregate Option Price, and, if requested, the amount of any Federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements or coordinated procedures with one or more brokerage firms.
7.3 Rights as Shareholders. Participants shall not have any rights as a shareholder with respect to any Shares subject to an Option, unless and until such Shares have been issued upon the proper exercise of such Option, which issuance may, at the option of the Company, be either: (i) evidenced by delivery of a certificate registered in the name of the Participant or his or her designee; (ii) credited to a book-entry account for the benefit of the Participant maintained by the Company’s stock transfer agent or its designee; (iii) or credited to an account for the benefit of the Participant maintained by the Company’s stock plan administrator or a brokerage firm performing such function. The holder of an Option shall not be entitled to receive Dividend Equivalents with respect to any Shares subject to such Option.
7.4 Termination of Employment or Service. If a Participant ceases to be an Employee or a Non-Employee Director, whether the Options granted hereunder shall be exercisable or not and the other applicable terms and conditions shall be determined in accordance with the applicable Option Agreement; provided, however, that in the case of an involuntary termination for Cause, any outstanding grants of Options shall be forfeited and cancelled.
7.5 Limits on Incentive Stock Options. Notwithstanding the designation of an Option as an Incentive Stock Option, to the extent the aggregate Option Price of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year exceeds $100,000 (or such other amount as determined under the Code), such Options shall be treated as Non-Qualified Stock Options. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.
7.6 Limits on Option Repricing. Notwithstanding any provision of the Plan to the contrary, the repricing of an Option is prohibited without the prior approval of the Company’s shareholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option to lower its Option Price other than in connection with a Share Change or a change in the Company’s capitalization; (ii) repurchasing an Option for cash or other consideration or cancelling an Option in exchange for another Award, in either case, at a time when its Option Price is greater than the Fair Market Value of the underlying Shares, unless the repurchase or cancellation and exchange occurs in connection with a Share Change or a change in the Company’s capitalization; and (iii) any other action treated as a repricing under U.S. generally accepted accounting principles, in each case, other than in connection with the adjustment provisions set forth in Section 3.2.
8. Stock Appreciation Rights.
8.1 SAR Grants. Stock Appreciation Rights may be granted, from time to time, to such Employees and Non-Employee Directors as may be selected by the Board Committee. SARs may be granted at the discretion of the Board Committee either: (i) in tandem with an Option; or (ii) independent of an Option. The price from which appreciation shall be computed shall be established by the Board Committee at the Grant Date; provided, however, that except in the case of Substitute Awards, such price shall not be less than one hundred percent (100%) of the Fair Market Value of the number of Shares subject to the SAR on the Grant Date. If the SAR is granted in tandem with an Option, the price from which appreciation shall be computed shall be the Option Price. Each grant of a SAR shall be evidenced by an Award Agreement (“Stock Appreciation Right Agreement”), which shall specify whether the SAR is granted in tandem with an Option, the price from which appreciation shall be computed for the SAR, the term of the SAR, the number of Shares subject to the SAR, the conditions upon which the SAR vests and such other terms and conditions as the Board Committee shall determine that are consistent with the terms of the Plan. In no event shall a SAR be exercisable any later than ten (10) years from the Grant Date.
8.2 Exercise of SARs. SARs may be exercised upon such terms and conditions as the Board Committee shall determine; provided, however, that SARs granted in tandem with Options may be exercised only to the extent the related Options are then exercisable. Upon exercise of a SAR granted in tandem with an Option as to all or some of the Shares subject to such SAR, the related Option shall be automatically canceled to the extent of the number of Shares subject to the exercise of the SAR, and such Shares shall no longer be available for grant hereunder. If the related Option is exercised as to some or all of the Shares underlying such Option, the related SAR shall automatically be canceled to the extent of the number of Shares subject to the exercise of the Option, and such Shares shall no longer be available for grant hereunder.
8.3 Payment upon Exercise. Upon exercise of a SAR, the holder shall be paid, in cash and/or Shares as set forth in the Stock Appreciation Right Agreement, the excess of the Fair Market Value of the number of Shares subject to the exercise over the price for such number of Shares, which in the case of a SAR granted in tandem with an Option shall be the Option Price for such Shares.
8.4 Rights as Shareholders. Participants shall not have any rights as a shareholder with respect to any Shares subject to a SAR nor with respect to any Shares subject to an Option granted in tandem with a SAR unless and until such Shares have been issued upon the proper exercise of the SAR or the related Option, which issuance may at the option of the Company be either: (i) evidenced by delivery of a certificate registered in the name of the Participant or his or her designee; (ii) credited to a book-entry account for the benefit of the Participant maintained by the Company’s stock transfer agent or its designee; (iii) or credited to an account for the benefit of the Participant maintained by the Company’s stock plan administrator or a brokerage firm performing such function. The holder of a SAR shall not be entitled to receive Dividend Equivalents with respect to any Shares subject to such SAR.
8.5 Termination of Employment or Service. If a Participant ceases to be an Employee or a Non-Employee Director, whether SARs granted hereunder shall be exercisable or not and the other terms and conditions shall be determined in accordance with the applicable Stock Appreciation Right Agreement; provided, however, that in the case of an involuntary termination for Cause, any outstanding grants of SARs shall be forfeited and cancelled.
8.6 Limits on SAR Repricing. Notwithstanding any provision of the Plan to the contrary, the repricing of a SAR is prohibited without the prior approval of the Company’s shareholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of a SAR to lower the price from which appreciation shall be computed other than in connection with a Share Change or a change in the Company’s capitalization; (ii) repurchasing a SAR for cash or other consideration or cancelling a SAR in exchange for another Award, in either case, at a time when the price from which appreciation shall be computed is greater than the Fair Market Value of the underlying Shares, unless the repurchase or cancellation and exchange occurs in connection with a Share Change or a change in the Company’s capitalization; and (iii) any other action treated as a repricing under U.S. generally accepted accounting principles, in each case, other than in connection with the adjustment provisions set forth in Section 3.2.
9. Other Share-Based Awards. Awards of Shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, Shares (including, but not limited to, bonus stock, Shares which are subject to restrictions on transferability, or similar securities or rights) (“Share-Based Awards”), may be made, from time to time, to such Employees and Non-Employee Directors as may be selected by the Board Committee. Such Share-Based Awards may be made alone or in addition to or in connection with any other Award hereunder. The Board Committee may, in its sole discretion, determine the terms and conditions of any such Share-Based Award; provided that no dividends or Dividend Equivalents shall be paid on outstanding unvested or unearned Share-Based Awards. Each such Share-Based Award, other than a Share-Based Award that is subject to no restrictions on transfer, shall be evidenced by an Award Agreement which shall specify the number of Shares subject to the Share-Based Award, any consideration therefor, any vesting or performance requirements and such other terms and conditions as the Board Committee shall determine.
10. Non-Employee Director Deferred Units.
10.1 Awards. This Section 10 shall not be effective unless and until the Board Committee determines to establish a program pursuant to this section. The Board Committee, in its discretion and upon such terms and conditions as it may determine, subject to the provisions of Section 13.8 with respect to Section 409A, may establish one or more programs pursuant to this Section 10. The Board Committee may, after the effectiveness of this section, from time to time and upon such terms and conditions as it may determine, authorize the granting of Awards of Deferred Units to Non-Employee Directors. The Deferred Units will constitute an agreement by the Company to deliver Shares to the Non-Employee Director in the future in consideration of the performance of services, but subject to the fulfillment of such conditions as the Board Committee may specify. The Deferred Units shall be credited to a Deferred Units Account when granted. Except as may be provided in a Deferred Unit Award Agreement (to the extent permitted by applicable law), the Non-Employee Director granted an Award of Deferred Units shall have no right to transfer any Deferred Units, such Award of Deferred Units or rights thereunder. The Non-Employee Director granted Deferred Units shall have no rights of ownership in Shares underlying the Deferred Units and shall have no right to vote them, but the Board Committee may, at or after the Grant Date, authorize the payment of Dividend Equivalents on the Shares underlying the Deferred Units on either a deferred or contingent basis, either in cash or additional Shares, which will, in such case, be paid with respect to all Deferred Units that have vested and are paid out. Each Award under this Section 10.1 of Deferred Units shall be evidenced by an Award Agreement (“Deferred Unit Award Agreement”), which shall specify the available forms of payment, the timing of any elections with respect to payment, the ability to reallocate the Deferred Units to subaccounts that are invested in investment funds other than a Company stock fund, and such other terms and conditions as the Board Committee shall determine.
10.2 Payments in Connection with Change in Control. Notwithstanding anything contained in the Plan to the contrary, within 90 days following a Change in Control that qualifies as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), the Company shall pay to each Director (or former Director), in a lump sum, the Deferred Units in such Director’s Deferred Units Account. This section may not be amended, altered or modified following such a Change in Control.
10.3 Termination of Service. If a Non-Employee Director ceases to be a Director for any reason, the Director’s Deferred Units Account shall be paid to the Director in accordance with the Deferred Unit Award Agreement; provided, however, that in the case of an involuntary termination for Cause, any outstanding grants of Deferred Units shall be forfeited and cancelled.
10.4 Annual Limit on Non-Employee Director Awards. The aggregate grant date fair value of Awards granted during any fiscal year of the Company to any Non-Employee Director for his or her services as a Non-Employee Director (excluding Awards made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainers) shall not exceed $1,000,000.
11. Change in Control.
11.1 Definition of Change in Control. For purposes of the Plan and any Award Agreement, unless otherwise expressly set forth in the applicable Award Agreement, a “Change in Control” shall be deemed to have occurred if:
(i) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (a) by the Company or any Subsidiary, (b) by any employee benefit plan sponsored or maintained by the Company or any Subsidiary, (c) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (d) pursuant to a Non-Control Transaction (as defined in paragraph (iii));
(ii) individuals who, on February 23, 2024, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a Director subsequent to February 23, 2024, whose appointment, election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors who remain on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall also be deemed to be an Incumbent Director; provided, however, that no individual initially appointed, elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(iii) there is consummated a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any such type of transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders (whether for such transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”), unless immediately following such Business Combination: (a) more than 60% of the total voting power of the company resulting from such Business Combination (including, without limitation, any company which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities) eligible to elect directors of such company is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting power of such Company Voting Securities immediately prior to the Business Combination, (b) no person (other than any publicly traded holding company resulting from such Business Combination, or any employee benefit plan sponsored or maintained by the Company (or the company resulting from such Business Combination)) becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the company resulting from such Business Combination, and (c) at least a majority of the members of the board of directors of the company resulting from such Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies the foregoing conditions specified in (a), (b) and (c) shall be deemed to be a “Non-Control Transaction”);
(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or
(v) the Company consummates a direct or indirect sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries.
Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.
11.2 Acceleration of Benefits. The Committee may, in the Award Agreement, provide for the effect of a Change in Control on an Award. Such provisions may include but are not limited to any one or more of the following with respect to any or all Awards: (i) any Awards outstanding as of the date of such Change in Control that are subject to vesting requirements and that are not then vested, shall become fully vested; (ii) all then-outstanding Options and SARs shall be fully vested and immediately exercisable, provided that in no event shall any Option or SAR be exercisable beyond its original expiration date; (iii) all restrictions regarding the Restriction Period and all other conditions prescribed by the Board Committee, if any, with respect to Awards of Restricted Shares, Restricted Units or Share-Based Awards shall automatically lapse, expire and terminate and all such Awards shall be deemed to be fully earned; (iv) any Awards of Performance Shares, Performance Units, Cash-Based Units or other performance-based Awards that vest upon a Change in Control shall be deemed to be fully earned at the target level of such Award or at such greater level of performance as the Board or Board Committee may authorize; and (v) that the vesting or removal of restrictions on Awards may be subject to additional conditions precedent (such as, but not limited to, a termination of employment following a Change in Control). Notwithstanding the foregoing, if an Award is “deferred compensation” within the meaning of Section 409A, then notwithstanding that the Award shall be deemed to be fully vested and earned upon a Change in Control, unless the Change in Control qualifies as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), in no event shall payment with respect to the Award be made at a time other than the time payment would be made in the absence of the Change in Control.
12. Amendment or Termination of Plan.
(a) Amendment or Termination of Plan. The Board, in its sole discretion, may, to the extent permitted by Section 409A, amend, suspend or terminate the Plan or any part thereof from time to time, provided that no change may be made to an outstanding Award which may materially impair the rights of the Participant who has received such Award without the consent of such Participant; and, provided, further, that if an amendment to the Plan (i) would increase the number of Shares which may be issued under the Plan, (ii) would materially modify the requirements for participation in the Plan, (iii) would modify the prohibitions on the repricing or discounting of Options and SARs contained in the Plan, (iv) would modify the annual Non-Employee Director compensation limit set forth in Section 10.4 or (v) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock is traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b) Foreign Jurisdictions. In order to facilitate the making of any grant or combination of grants under the Plan, the Board Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by or perform services for the Company, any Subsidiary or any Affiliate outside of the United States of America, as the Board Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Plan or any Award Agreement as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of the Plan, as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.
13. Miscellaneous.
13.1 No Right to Continued Employment or Service or to Participate. Nothing in the Plan or in the grant of any Award or in any Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries or Affiliates to terminate any Participant’s employment or service with the Company or any of its Subsidiaries or Affiliates at any time, nor confer upon any Participant any right to continued employment or service with the Company or any of its Subsidiaries or Affiliates. Neither the adoption of the Plan nor any action by the Company, the Board, the Board Committee or any director or officer of the Company shall be deemed to give any Employee or Non-Employee Director any right to be designated as a Participant under the Plan.
13.2 Withholding for Taxes; Offset. The Company shall have the authority to withhold, or to require a Participant to remit to the Company, prior to issuance or delivery of any Shares or cash hereunder, an amount sufficient to satisfy Federal, state, local or foreign tax or withholding requirements associated with any Award. In addition, the Company may, in its sole discretion, permit or require a Participant to satisfy any tax withholding requirements, in whole or in part, by (i) delivering to the Company (whether by actual delivery or through attestation), Shares held by such Participant having a Fair Market Value equal to the amount of the tax, (ii) directing the Company to retain Shares otherwise issuable or cash otherwise to be delivered to the Participant under the Plan or (iii) authorizing a cash payment by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise or sale. The Company may, to the extent permitted by applicable laws (including Section 409A), offset against any payments to be made to a Participant under the Plan any amounts owing to the Company or its Subsidiaries or Affiliates from the Participant for any reason. Shares to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the applicable statutory withholding rate; provided, however, that if a fraction of a Share would be required to satisfy the applicable statutory withholding taxes, then the number of Shares to be delivered or withheld may be rounded up to the next nearest whole Share, in which case cash equal to the Fair Market Value of the partial rounded up Share not required to satisfy the applicable statutory withholding taxes shall be returned to or otherwise applied on behalf of the Participant.
13.3 Other Compensation and Benefit Plans. Awards hereunder shall not be deemed compensation for purposes of computing benefits under any retirement or compensation plan of the Company or any of its Subsidiaries or Affiliates and shall not affect any benefits under any other benefit plan now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation, including, without limitation, under any pension, retirement or severance benefits plan, except to the extent specifically provided by the terms of any such plan. The adoption of the Plan shall not affect any other compensation plans in effect for the Company or any Affiliate or Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of compensation or benefit program for Employees or Non-Employee Directors.
13.4 Award Agreement and Waiver of Restrictions. The Company may condition a Participant’s right (a) to exercise or vest in an Award and (b) to receive settlement or delivery of Shares or cash, on the execution and delivery or acknowledgment to the Company of an Award Agreement and the completion of other requirements, including, but not limited to, the execution (electronic or otherwise) of a nonsolicitation agreement or other restrictive covenants by the recipient and delivery thereof to the Company. Notwithstanding anything contained herein to the contrary, the Board Committee may approve an Award Agreement that, upon the termination of a Participant’s employment or service, provides that, or may, in its sole discretion based on a review of all relevant facts and circumstances, otherwise take action regarding an Award Agreement such that (i) any or all outstanding Options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding Award shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding Award shall lapse and (iv) the Performance Objectives applicable to any outstanding Award (if any) shall be deemed to be satisfied at target, maximum or any other level of performance. To the extent permitted by Section 409A, the Board Committee may, in its sole discretion, based on such factors as the Board Committee may deem appropriate, waive in whole or in part, any remaining restrictions or vesting requirements in connection with any Award hereunder.
13.5 Limits on Transferability of Awards, Etc. Except as permitted by this Section 13.5, no Award granted under the Plan may be sold, transferred, pledged, assigned, hypothecated, encumbered, or otherwise disposed of or transferred by a Participant except by will or the laws of descent and distribution in the event of the Participant’s death (to the extent such Award by its terms, survives the Participant’s death). Awards granted under the Plan shall not be subject to execution, attachment, change, alienation or similar process. The Board Committee may, in its discretion, expressly authorize in an Option Agreement or Stock Appreciation Right Agreement that all or a portion of the Options or SARs granted to a Participant (other than Incentive Stock Options) be on terms which permit transfer by such Participant (i) to immediate family members of the Participant or to a trust, partnership or limited liability company for the benefit of such immediate family members, (ii) pursuant to domestic relations orders referred to in Rule 16a-12 under the Exchange Act, and (iii) to other transferees permitted by the Board Committee in its discretion (such transferees of a Participant are referred to as “Permitted Transferees”) provided that (A) there may be no payment of consideration (other than release of marital rights) for any such transfer, (B) the applicable Award Agreement shall specifically provide for transferability in a manner consistent with this Section, and (C) subsequent transfers of transferred Options and SARs shall be prohibited except, without consideration for such transfer, to the Participant or a Permitted Transferee of the Participant. The Board Committee may, in its discretion, create further conditions and requirements for the transfer of Options and SARs. Following transfer, Options and SARs shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer; the Participant shall remain subject to applicable tax withholding; the events of termination of employment or service of a Participant shall continue to be applied with respect to the Permitted Transferee; and all other terms of the Awards shall remain unchanged. All Options and SARs granted to a Participant under the Plan shall be exercisable during the lifetime of such Participant only by such Participant, his agent, guardian or attorney-in-fact or by a Permitted Transferee.
13.6 Adjustment of Awards. Subject to Sections 7.6, 8.6 and 12, the Board Committee shall be authorized to make adjustments in the method of calculating achievement of Performance Objectives or in the terms and conditions of Awards in recognition of unusual, nonrecurring or infrequently occurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another company or business entity, the Board Committee may, in its discretion but subject to the requirements of Section 409A, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.
13.7 Consideration for Awards. Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, Participants under the Plan shall not be required to make any payment or provide consideration for an Award other than the rendering of services to the Company, any Subsidiary or any Affiliate.
13.8 Deferral. Except with respect to Options and SARs, the Board Committee may in its discretion permit a Participant to defer the receipt of payment of cash or delivery of Shares that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award. If any such deferral is to be permitted by the Board Committee, the Board Committee shall establish written rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.
13.9 Securities Laws. No Shares will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Board Committee may impose such conditions on any Shares issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such Shares of the same class are then listed, and under any blue sky or other securities laws applicable to such Shares. The Board Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the Shares are being acquired only for investment purposes and without any current intention to sell or distribute such Shares.
13.10 Impact of Restatement of Financial Statements upon Previous Awards. If any of the Company’s financial statements are restated as a result of errors, omissions, or fraud, the Board Committee may direct that the Company recover all or a portion of any such Award or payment made to any, all or any class of Participants with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The amount to be recovered from any Participant shall be the amount by which the affected Award or payment exceeded the amount that would have been payable to such Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire Award or payment) that the Board Committee shall determine. The Board Committee may determine to recover different amounts from different Participants or different classes of Participants on such basis as it shall deem appropriate. In no event shall the amount to be recovered by the Company from a Participant be less than the amount required to be repaid or recovered as a matter of law. The Board Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company, a Subsidiary or any of its Affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing or otherwise (subject, in each of subclause (ii), (iii) and (iv), to applicable law, including without limitation Section 409A, and the terms and conditions of the applicable plan, program or arrangement). This Section 13.10 shall be a non-exclusive remedy, and nothing contained in this Section 13.10 shall preclude the Company from pursuing any other applicable remedies available to it, whether in addition to, or in lieu of, application of this Section 13.10. In addition, Awards under the Plan are subject to recoupment pursuant to policies adopted by the Company, as such policies are in effect from time to time, including without limitation any such policy adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder.
13.11 Application of Section 409A.
(a) General. All Awards under the Plan are intended to be exempt from (or comply with) the requirements of Section 409A to the maximum extent permitted. To the extent applicable, the

Plan is intended to be administered and interpreted in a manner that is consistent with the requirements of Section 409A. Notwithstanding anything herein or in any Award Agreement to the contrary, the Board Committee may, without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to preserve the intended tax treatment of Awards under the Plan, including without limitation, any such actions intended to (A) exempt the Plan and/or any Award from the application of Section 409A, and/or (B) comply with the requirements of Section 409A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of grant of any Award. Notwithstanding the foregoing or anything in the Plan to the contrary, no particular tax result for a Participant with respect to any income recognized by the Participant in connection with the Plan is guaranteed under the Plan, and the Participant shall be responsible for any taxes imposed on the Participant in connection with the Plan. The Company shall have no obligation under this Section 13.11 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.
(b) Separation from Service. With respect to any Award that constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award that is to be made upon a termination of a Participant’s relationship with the Company, a Subsidiary or any of its Affiliates, as applicable, shall, to the extent necessary to avoid the imposition of taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or subsequent to the termination of the Participant’s relationship with the Company, a Subsidiary or any of its Affiliates, as applicable. For purposes of any such provision of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” that is otherwise required to be made under an Award to a “specified employee” (as determined by the Committee in accordance with Section 409A and the Company’s Specified Employee Policy for 409A Arrangements) as a result of his or her “separation from service” shall, to the extent necessary to avoid the imposition of taxes under Section 409A(a)(2)(B)(i), be delayed until the expiration of the six-month period immediately following such “separation from service” (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the day that immediately follows the end of such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award that are, by their terms, payable more than six months following the Participant’s “separation from service” shall be paid at the time or times such payments are otherwise scheduled to be made.

13.12 Tax Advice. The provisions of the Plan are not intended, and should not be construed, to be legal, business or tax advice.
13.13 Governing Law and Interpretation. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. Unless otherwise indicated, all “Section” references are to sections of the Plan. References to any law, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such law, rule or regulation.
13.14 Severability. Notwithstanding any other provision or Section of the Plan, if any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award or Award Agreement under any law deemed applicable by the Board or the Board Committee, such provision shall be construed or deemed amended to conform to the applicable laws (but only to such extent necessary to comply with such laws), or if it cannot be construed or deemed amended without, in the determination of the Board or the Board Committee, materially altering the intent of the Plan or Award Agreement, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.
13.15 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.
13.16 Waiver of Claims. Each Participant recognizes and agrees that prior to being selected by the Board Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the Participant’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination or action hereunder or under any Award Agreement by the Board Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of the Plan or an Award Agreement).
13.17 Effective Date and Term.
(a) Plan. The Plan became effective upon approval by the shareholders of the Company at the 2024 Annual Meeting of Shareholders on April 19, 2024 (the “Plan Effective Date”). All Awards granted under the Plan must be granted on or before April 18, 2034 (within ten (10) years from the Plan Effective Date); provided, however, that no Incentive Stock Options shall be granted after February 23, 2034 (the tenth anniversary of the date on which the Plan was approved by the Board). Any Awards outstanding as of April 18, 2034 (ten (10) years after the Plan Effective Date) may be exercised within the periods prescribed under or pursuant to the Plan.
(b) Predecessor Plan. Upon the Plan Effective Date, no further grants or awards were permitted under the Predecessor Plans. All grants and awards under the Predecessor Plans that remain outstanding shall be administered and paid in accordance with the provisions of the Predecessor Plans and the applicable award agreement.
13.18 Fractional Shares. No fraction of a Share (an amount less than one whole Share) shall be delivered or withheld pursuant to the Plan or any Award, and the Board Committee shall determine whether cash, other securities or other property shall be paid or delivered in lieu of any such fractional Shares or whether such fractional Shares or any rights thereto shall be rounded up to the next nearest whole Share, canceled, terminated or otherwise eliminated. Unless otherwise determined by the Board Committee, an Option may not be exercised for a fraction of a Share.
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